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                                                                    Exhibit 10.1

                    EMPLOYMENT AND NON-COMPETITION AGREEMENT


     This agreement (this "AGREEMENT") is made September 21, 2004, between First Financial Bancorp., an Ohio corporation (the "COMPANY"), and Claude E. Davis ("EMPLOYEE"). The Company and Employee (the "PARTIES") hereby agree as follows:

     ss.1. Employment. The Company hereby employs Employee, and Employee hereby accepts employment with the Company, upon the terms and subject to the conditions described in this Agreement.

     ss.2. Term. Employee's employment with the Company pursuant to this Agreement shall begin on October 1, 2004 (the "COMMENCEMENT DATE") and shall end on the first anniversary of the Commencement Date (the "INITIAL TERM"), unless sooner terminated pursuant to ss.6 of this Agreement. The term of this Agreement shall renew automatically for successive one-year periods after the Initial Term (the "RENEWAL TERMS"), unless and until terminated pursuant to ss.6 of this Agreement. When permitted by the context, any reference in this Agreement to the "term of this Agreement" shall include the Initial Term and all Renewal Terms, if any.

     ss.3. Services. Employee shall be employed as the President and Chief Executive Officer of the Company and shall perform such services and be responsible for such activities as may be reasonably assigned to him from time to time by the Board of Directors of the Company (the "BOARD"), or a duly authorized Board committee, subject to the business policies and operating programs, budgets, procedures, and directions established from time to time by the Company (the "SERVICES"). Employee shall devote his best efforts and full business and professional time, attention, energy, loyalty, and skill to the rendering of the Services, to the business affairs of the Company, and to the advancement of the Company's interests.

     ss.4. Compensation.

          (a) Base Compensation. As compensation for his Services under this Agreement, the Company shall pay Employee a base salary at the annual rate of $400,000 (the "BASE SALARY"), payable in accordance with the Company's general policies and procedures for payment of salaries to its executive personnel. Payment of the Base Salary and any other compensation to Employee hereunder shall be subject to all applicable tax and other withholding requirements. Employee's performance shall be reviewed not less often than annually by the Board or a Board committee for the purpose of considering potential increases in the Base Salary, but the Company shall not be obligated to make any such increases. The initial such review shall occur during the Company's normal review process for its executive personnel in 2005. The amount of the increase in Employee's Base Salary, if any, as a result of such initial review shall not exceed 5% of Employee's Base Salary.

          (b) Bonuses. Employee shall participate in the Company's Performance Incentive Compensation Plan (the "PIC PLAN") for 2004 with a target award of 50 points; provided that any bonus pursuant to the PIC Plan for 2004 shall be pro-rated based on Employee's actual term of employment during 2004. Except as provided in the following paragraph, annual bonuses for subsequent years shall be based on Employee's


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     participation in an annual PIC Plan or such other bonus compensation plans established by the Board or a Board committee from time to time.

          In addition, so long as Employee is employed by the Company on the applicable anniversary, the Company shall pay Employee a bonus of $33,000 not later than 30 days after each of the first three anniversaries of the Commencement Date (the "Additional Bonuses"). The Additional Bonuses may be deferred by Employee under the Company's Deferred Compensation Plan dated June 1, 2003, subject to the terms and conditions of such plan.

          (c) Stock Options. On the Commencement Date or as soon thereafter as may be reasonably practicable, the Company shall grant Employee an option to purchase 50,000 shares of the Company's Common Stock, as defined in the company's 1999 Stock Incentive Plan for Officers and Employees (the "STOCK PLAN"), at a price equal to the Fair Market Value (as defined in the Stock
     Plan) on the date of grant (the "OPTION"), with all of the shares of Common Stock subject to the Option to vest on the first anniversary of the date of grant, and with accelerated vesting upon a Change in Control, as defined in the Stock Plan (a "CHANGE IN CONTROL"); provided that the Option shall be subject to the terms and conditions of the Stock Plan and the execution by Employee of a stock option agreement approved by the Board or the Committee (as defined in the Stock Plan) pursuant to the Stock Plan. Future grants of stock options, if any, and the related terms shall be at the discretion of the Board or the Committee.

          (d) Restricted Stock. On the Commencement Date or as soon thereafter as may be reasonably practicable, the Company shall award to Employee 35,000 shares of Common Stock as Restricted Stock, as defined in the Stock Plan (the "RESTRICTED STOCK"), of which 17,500 shares shall vest on the first anniversary of the date of the award and 8,750 shall vest on each of the second and third anniversaries of the date of the award, and with accelerated vesting upon a Change in Control; provided that the Restricted Stock shall be subject to the terms and conditions of the Stock Plan and the execution by Employee of a restricted stock agreement approved by the Board or the Committee pursuant to the Stock Plan. Future grants of restricted stock, if any, and the related terms shall be at the discretion of the Board or the Committee.

          (e) Fringe Benefits and Perquisites. During the term of this Agreement, Employee shall be entitled to the following fringe benefits and perquisites:

               (i) Employee shall be eligible to participate in all of the incentive plans and programs of the Company, including retirement plans, which are generally applicable to its executive personnel, subject in each case to the terms and conditions of the applicable incentive plan or program.

               (ii) Employee shall be provided employee pension and welfare benefits and group employee benefits such as sick leave, vacation, group disability and health, life, and accident insurance and similar indirect compensation which may from time to time be offered generally to the Company's executive personnel, subject in each case to the terms and conditions of the applicable benefit plan or program.


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               (iii) The Company shall pay Employee's reasonable dues and expenses for membership in one country club in accordance with the Company's customary practices for its executive personnel.

               (iv) The Company shall furnish Employee with an automobile in accordance with the Company's policy regarding Company-owned vehicles for its executive personnel.

               (v) The Company shall reimburse Employee for his expenses incurred in relocating from Carmel, Indiana to the Hamilton, Ohio area in accordance with and subject to the Company's current relocation policy. Employee shall relocate to the Hamilton, Ohio area on or before the Commencement Date and shall relocate his family as soon as reasonably practicable thereafter (and within 18 months in any event).

     ss.5. Confidentiality; Non-competition. Employee shall not, directly or indirectly, at any time (whether during the term of this Agreement or thereafter), disclose any Confidential Information (as defined below) to any person, association or other entity (other than the Affiliated Companies, as defined below), or use, or authorize or assist any person, association or other entity (other than the Affiliated Companies) to use, any Confidential Information, excepting only disclosures required by applicable law; provided, that if Employee believes that disclosure of Confidential Information is required by applicable law, Employee shall promptly (and in any event prior to such disclosure) give the Company notice of such proposed disclosure and cooperate with the Company in all ways reasonably requested by it in its efforts to obtain a protective order or otherwise limit the scope of such disclosure to the extent the Company deems necessary or appropriate.

     Upon termination of his employment with the Company (for any reason) Employee shall promptly deliver to the Company all documents and other materials containing any Confidential Information which are in his possession or under his control.

     During the term of Employee's employment with the Company or any Affiliated Company (whether pursuant to this Agreement or otherwise) and during the Restricted Period (as defined below), Employee shall not, directly or indirectly, whether individually or as a shareholder (except as a shareholder owning 1% or less of the outstanding capital stock of a publicly traded corporation) or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person, other than for the
Company:

          (a) Enter into, engage in, or promote or assist (financially or otherwise), directly or indirectly, any business which provides any commercial banking, savings banking, mortgage lending, or any similar lending or banking services (the "RESTRICTED SERVICES") anywhere in the geographic area consisting of the states in which the Company operates at any time during the term of this Agreement (the "RESTRICTED TERRITORY");

          (b) Solicit any person or entity located in the Restricted Territory for the provision of any Restricted Services;

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          (c) Induce or encourage any employee, officer, director, agent, customer, depositor, supplier, or independent contractor of any Affiliated Company to terminate its relationship with any Affiliated Company, or otherwise interfere or attempt to interfere in any way with any Affiliated Company's relationship with any of its employees, officers, directors, agents, customers, depositors, suppliers, independent contractors, or others;

          (d) Employ or engage any person who, at any time within the one-year period immediately preceding such employment or engagement, was an employee, officer, or director of any Affiliated Company; or

          (e) Make any statement (oral or written), or take any other action, which is in any way disparaging to any Affiliated Company or tends to diminish the reputation of any Affiliated Company.

     For purposes of this Agreement: (i) "CONFIDENTIAL INFORMATION" shall mean all trade secrets, proprietary data, and other confidential information of or relating to any Affiliated Company, including without limitation financial information, information relating to business operations, services, promotional practices, and relationships with customers, suppliers, employees, independent contractors, or other parties, and any information which any Affiliated Company is obligated to treat as confidential pursuant to any course of dealing or any agreement to which it is a party or otherwise bound, provided that Confidential Information shall not include information which is or becomes available to the general public and did not become so available through any breach of any provision of this or any other agreement by Employee; (ii) "AFFILIATED COMPANIES" shall include the Company, all of its subsidiaries, and any other entities controlled by, controlling, or under common control with the Company; and (iii) the "RESTRICTED PERIOD" shall mean the period beginning on the Commencement Date and ending on the later of the first anniversary of the date of termination of Employee's employment with the Company (for any reason) or the conclusion of the Applicable Severance Period (as defined below).

     Employee acknowledges that: (A) the various covenants, restrictions, and obligations set forth in this section are separate and independent obligations, and may be enforced separately or in any combination; (B) the provisions of this section are fundamental and essential for the protection of the Company's and the Affiliated Companies' legitimate business and proprietary interests, and the Affiliated Companies are intended third party beneficiaries of such provisions (to the extent such provisions relate to the Affiliated Companies); (C) such provisions are reasonable and appropriate in all respects; and (D) in the event of any violation by Employee of any of such provisions, the Company and, if applicable, the Affiliated Companies, would suffer irreparable harm and their remedies at law would be inadequate. In the event of any violation or attempted violation of such provisions by Employee, the Company and the Affiliated Companies, or any of them, as the case may be, shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief, without any showing of irreparable harm or damage or the posting of any bond, in addition to any other rights or remedies which may then be available to them.

     ss.6. Termination. Employee's employment with the Company: (a) shall terminate automatically upon the death of Employee; (b) may be terminated by either the Company or Employee at the end of the Initial Term or any Renewal Term upon not less than 90 days prior written notice given by either of them to the other; (c) may be terminated by Employee at any

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time for Good Reason (as defined below) upon not less than 30 days prior written notice to the Company; or (d) may be terminated by the Company immediately upon notice to Employee at any time (i) for Cause (as defined below) or (ii) if Employee is then under a Long-Term Disability (defined below).

     For purposes of this Agreement:

          (A) "CAUSE" shall mean any one or more of the following:

               (1) any act constituting (i) a felony under the federal laws of the United States, the laws of any state, or any other applicable law,
          (ii) fraud, embezzlement, misappropriation of assets, willful misfeasance, or dishonesty, or (iii) other actions or criminal conduct which in any way materially and adversely affects the reputation, goodwill, or business position of the Company;

               (2) the failure of Employee to perform and observe all material obligations and conditions to be performed and observed by Employee under this Agreement, or to perform his duties in accordance, in all material respects, with the policies, procedures, and directions established from time to time by the Board or a duly authorized Board committee (any such failure, a "PERFORMANCE FAILURE"), and to correct such Performance Failure promptly following notice from the Board to do so; or

               (3) having corrected (or the Company having waived the correction of) a Performance Failure, the occurrence of any subsequent Performance Failure (whether of the same or different type or nature).

          (B) "LONG-TERM DISABILITY" shall mean that, because of physical or mental incapacity, it is more likely than not that Employee will be unable, within 180 days after such incapacity commenced, to perform the essential functions of his position with the Company, with or without reasonable accommodation. In the event of any disagreement about whether or when Employee is under a Long-Term Disability, the question shall be determined:
     (1) by a physician selected by agreement between the Parties if such a physician is selected within the 10 days after either Party requests the other to so agree; or, if not, (2) by two physicians, the first of whom shall be selected by Employee and the second of whom shall be selected by the Company or, if Employee fails to make a selection within 10 days after being requested to do so by the Company, the second physician shall be selected by the first physician; and (3) if the two physicians fail to agree, by a third physician selected by the first two physicians. Employee shall submit to all reasonable examinations requested by any such physicians.

          (C) "GOOD REASON" shall mean the occurrence, without Employee's consent, of a significant reduction in Employee's Base Salary or his authority or responsibilities as set forth in ss.3 of this Agreement.

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     ss.7. Severance.

          (a) In the event the Company terminates Employee's employment pursuant to ss.6(b) or ss.6(d)(ii) or Employee terminates his employment pursuant to ss.6(c), and Employee provides the Company with a separate, written release and covenant not to sue (in a form provided by the Company and reasonably satisfactory to Employee and which shall comply with the requirements of the Older Workers Benefit Protection Act and applicable state and federal laws and regulations) which releases the Company from all claims arising from Employee's employment with the Company and the termination thereof, Employee shall receive (i) Termination Compensation (as defined below) payable ratably over the Applicable Severance Period in accordance with the Company's general policies and procedures for payment of salaries to its executive personnel and subject to all applicable tax withholding requirements to which the Company is subject, and (ii) continued health care coverage as and to the extent provided under the Company's then-current group medical benefit plan or as may be required by law; provided that, in the event of a termination by the Company pursuant to ss.6(d)(ii), any such Termination Compensation shall be reduced by the aggregate amount payable to Employee under any applicable disability policy or program.

          For purposes of this Agreement:

          (A) "TERMINATION COMPENSATION" shall mean an aggregate amount based on the multiple of Employee's Base Salary as of the date of termination as set forth below if termination occurs during the corresponding period indicated.

          Termination Date                              Termination Compensation
          ----------------                              ------------------------
          On or before the third anniversary of the     1 x Base Salary
          Commencement Date (other than a termination within one year following a Change in Control)

          After the third anniversary of the            2 x Base Salary
          Commencement Date or within one year
          following a Change in Control

          (B) "APPLICABLE SEVERANCE PERIOD" shall mean the period of time set forth below if termination occurs during the corresponding period indicated:

          Termination Date                              Severance Period
          ----------------                              ----------------
          On or before the third anniversary of the     1 year
          Commencement Date (other than a termination within one year following a Change in Control)

          After the third anniversary of the            2 years
          Commencement Date or within one year
          following a Change in Control

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          In addition, and notwithstanding the provisions of the second paragraph of ss.4(b) of this Agreement to the contrary, if (i) Employee's employment with the Company terminates for any of the reasons specified in this ss.7(a), (ii) Employee provides the written release and covenant not to sue described in this ss.7(a), and (iii) any Additional Bonuses remain unpaid at the time of such termination, then the Company shall pay such Additional Bonuses, as additional severance compensation, at the time such Additional Bonuses would have been payable under this Agreement had Employee's employment continued.

          (b) Except as expressly provided in ss.7(a), above, Employee shall have no right to receive any compensation or other benefits under this Agreement as a result of or in connection with the termination of his employment with the Company or for any period after such termination.

          (c) Notwithstanding any other provision of this Agreement to the contrary, the obligation of the Company to pay Termination Compensation and any Additional Bonuses otherwise payable following termination of Employee's employment with the Company shall automatically and immediately terminate upon the breach by Employee of any of Employee's duties or obligations under this Agreement, including without limitation those under ss.5.

     ss.8. Capacity. Employee represents and warrants to the Company that he has the capacity and right to enter into this Agreement and perform all of his obligations under this Agreement without any restriction.

     ss.9. Remedies. Subject to the right of the Company and the Affiliated Companies to exercise the remedies described in the second paragraph of ss.5 of this Agreement in any court having jurisdiction, all disagreements and controversies arising with respect to this Agreement, or with respect to its application to circumstances not clearly set forth in this Agreement, shall be settled by binding arbitration to be held, and the award made, in Hamilton, Ohio, pursuant to the then-applicable Commercial Arbitration Rules of the American Arbitration Association. In any such arbitration, the arbitrators shall consist of a panel of three arbitrators, which shall act by majority vote and which shall consist of one arbitrator selected by the Party on one side of the issue subject to the arbitration, one arbitrator selected by the Party on the other side of the issue, and a third arbitrator selected by the two arbitrators so selected, who shall be either a certified public accountant or an attorney at law licensed to practice in the State of Ohio and who shall act as chairman of the arbitration panel; provided that if the Party on one side of the issue selects its arbitrator for the panel and the other Party fails so to select its arbitrator within 10 business days after being requested by the first Party to do so, then the sole arbitrator shall be the arbitrator selected by the first Party. A decision in any such arbitration shall apply both to the particular question submitted and to all similar questions arising thereafter and shall be binding and conclusive upon both Parties and shall be enforceable in any court having jurisdiction over the Party to be charged.

     All costs and expenses of arbitration shall be borne by the Parties as determined by the arbitrator or arbitration panel, except that the fees and expenses of any arbitrator on an arbitration panel who is selected individually by a Party shall be borne separately by the Party appointing the arbitrator; provided that if one Party fails to select an arbitrator for a panel, and the sole

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arbitrator is the arbitrator selected by the other Party, then the fees of that arbitrator shall be borne by the Parties as determined by that arbitrator.

     All rights and remedies of each Party under this Agreement are cumulative and in addition to all other rights and remedies which may be available to that Party from time to time, whether under any other agreement, at law, or in equity.

     ss.10. Survival. The termination of Employee's employment by the Company (for any reason) shall not relieve Employee of any of his obligations to the Company existing at, arising as a result of, or relating to acts or omissions occurring prior to, such termination. Without limiting the generality of the preceding sentence, in no event shall the termination of such employment modify or affect any obligations of Employee or rights of the Company or the Affiliated Companies under ss.5 of this Agreement, all of which shall survive the termination of such employment.

     ss.11. Notices. All notices and other communications under this Agreement to either Party shall be in writing and shall be deemed given when (a) delivered personally to that Party, (b) telecopied (which is confirmed) to that Party at the telecopy number for that Party set forth in this Agreement, (c) mailed by certified mail (return receipt requested) to that Party at the address for that Party set forth in this Agreement, or (d) delivered to Federal Express, UPS, or any similar express delivery service for delivery the next business day to that Party at that address.

                  (a)      If to the Company:

                           First Financial Bancorp.
                           300 High Street
                           P.O. Box 476
                           Hamilton, Ohio 45012-0476
                           Attention:  Chairman of the Board
                           Telecopy No.:  513-785-3434

                           with a copy to:

                           Baker & Hostetler LLP
                           65 East State Street, Suite 2100
                           Columbus, Ohio 43215
                           Attention:  Gary A. Wadman, Esq.
                           Telecopy No.: 614-462-2616

                  (b)      If to Employee:

                           2506 Londonberry Blvd.
                           Carmel, Indiana 46032
                           Telecopy No.: 317-334-0197

                  Either Party may change its address or telecopy number for notices under this Agreement by giving the other Party notice of such change.
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     ss.12. Severability. The intention of the Parties is to comply fully with all rules, laws, and public policies to the extent possible. If and to the extent that any court of competent jurisdiction is unable to so construe any provision of this Agreement and holds that provision to be invalid, such invalidity shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect. With respect to any provision in this Agreement finally determined by such a court to be invalid or unenforceable, such court shall have jurisdiction to reform this Agreement to the extent necessary to make such provision valid and enforceable, and, as reformed, such provision shall be binding on the Parties.

     ss.13. Non-Waiver. No failure by either Party to insist upon strict compliance with any term of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of the other Party shall affect, or constitute a waiver of, the other Party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this Agreement shall affect or constitute a waiver of, either Party's right to demand strict compliance with all provisions of this Agreement.

     ss.14. Complete Agreement. This Agreement and all documents referred to in this agreement, all of which are hereby incorporated herein by reference, contain the entire agreement between the Parties and supersede all other agreements and understandings between the Parties with respect to the subject matter of this Agreement. This Agreement shall be of no force or effect unless and until executed and delivered by both Employee and a duly authorized representative of the Company. No alterations, additions, or other changes to this Agreement shall be made or be binding unless made in writing and signed by both Parties.

     ss.15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

     ss.16. Captions. The captions of the various sections of this Agreement are not part of the context of this Agreement, are only guides to assist in locating those sections, and shall be ignored in construing this Agreement.

     ss.17. Genders and Numbers. Where permitted by the context, each pronoun used in this Agreement includes the same pronoun in other genders and numbers, and each noun used in this Agreement includes the same noun in other numbers.

     ss.18. Successors. This Agreement shall be personal to Employee and no rights or obligations of Employee under this Agreement may be assigned or delegated by Employee to any person. Any assignment or attempted assignment by Employee in violation of the preceding sentence shall be null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the heirs, personal representatives, successors, and assigns of each Party.

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

     ss.19. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement.

                                        FIRST FINANCIAL BANCORP.


   /s/ Claude E. Davis                  By:   /s/ Bruce E. Leep
-------------------------------            -------------------------------------
CLAUDE E. DAVIS                             Bruce E. Leep, Chairman of the Board




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